LETTER TO STOCKHOLDERS OF RECORD
SHARES OF COMMON STOCK
OFFERED PURSUANT TO SUBSCRIPTION RIGHTS
DELIVERED TO STOCKHOLDERS OF
TIMCO AVIATION SERVICES, INC.
Dear Stockholders:
      This letter is being distributed to all holders of Common Stock (the “Common Stock”) of record as of 5:00 p.m., New York City time on October 19, 2005 (the “Record Date”), of TIMCO Aviation Services, Inc. (“TIMCO”), in connection with a distribution of the rights (the “Rights”) to acquire additional shares of Common Stock (the “Common Stock”) at a subscription price of $4.80 per post-reverse split share ($0.12 per pre-reverse split share) as described in the Prospectus dated October   , 2005.
      Each owner of shares of Common Stock of TIMCO is entitled to receive 1.5 Rights for each post-reverse split share (40 pre-reverse split shares) of Common Stock owned as of the Record Date, and to purchase 1 share of Common Stock for each Right held. No fractional Rights have been issued; if a fractional Right would have been calculated for a holder as a result of the ratio described above, the number of rights granted to such holder has been rounded up to the nearest whole Right.
      Enclosed are copies of the following documents:

•	The Prospectus;

•	The Subscription Certificate;

•	The “Instructions as to Use of TIMCO Aviation Services, Inc. Subscription Certificate”;

•	A Notice of Guaranteed Delivery for Subscription Certificates Issued by TIMCO Aviation Services, Inc.;

•	A Substitute Form W-9; and

•	A return envelope addressed to Continental Stock Transfer & Trust Company, the Subscription Agent.
      Your prompt action is requested. The Rights will expire at 5:00 P.M., New York City Time, on November 15, 2005, unless extended by TIMCO (the “Expiration Date”)
      To exercise the Rights, a properly completed and executed Subscription Certificate (or Notice of Guaranteed Delivery for Subscription Certificates) and payment in full for all of the Rights exercised must be delivered to Continental Stock Transfer & Trust Company as indicated in the Prospectus prior to 5:00 p.m., New York City time on the Expiration Date.
      Additional copies may be obtained from Continental Stock Transfer & Trust Company at 17 Battery Place, 8th Floor, New York, New York, 10004. You may call Continental Stock Transfer & Trust Company toll free at (212) 509-4000. You may also call the Information Agent, Morrow & Co., toll free at (800) 607-0088.

Very Truly Yours,

TIMCO AVIATION SERVICES, INC.

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